Exhibit 10.14

DELL INC.

SEVERANCE PAY PLAN
FOR EXECUTIVE EMPLOYEES

As Amended and Restated
Effective July 14, 2010

DELL INC.
SEVERANCE PAY PLAN
FOR EXECUTIVE EMPLOYEES

As Amended and Restated
Effective July 14, 2010

BACKGROUND AND SCOPE

DELL INC. (the “Company”) previously adopted the Dell Inc. Severance Pay Plan to provide severance benefits under the terms and conditions specified in such plan. In connection with a general review of the Company’s severance policies, the Company has elected to amend and restate this “Dell Inc. Severance Pay Plan for Executive Employees” for periods on and after July 14, 2010.

The Company intends for the Plan to qualify as an “employee welfare benefit plan” within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Plan is created as a component of the Dell Inc. Comprehensive Welfare Benefits Plan; plan number 501. The Plan shall, at all times, be interpreted and administered in accordance with ERISA and any other pertinent provisions of Federal law. Except as specified in the Plan, no employee of the Company or any other person shall have any right to severance benefits under the Plan or otherwise as a result of their performance of services for the Company or any of its related or affiliated entities. These Severance Benefits may be modified or eliminated at any time in accordance with ERISA.

ARTICLE I
PURPOSE

The Plan provides Eligible Executives with severance benefits designed to mitigate the effects of unemployment in the event that their employment is terminated by the Company as a result of a Qualifying Termination.

ARTICLE II
DEFINITIONS

Wherever used herein, the following terms have the following meanings unless the context clearly requires a different meaning:

2.1    “Administrator” means the Company’s Administration and Investment Committee, as may be appointed from time to time.

2.2    “Base Salary” means compensation equal to:

(i)the annual base salary reported in the Company’s HR Direct system (or any subsequent human resources database) as in effect on the last day on which the Eligible Executive was actively performing services for the Company prior to his or her Separation Date (not including shift differentials, commissions, bonuses, incentive payments, benefits, perks, or overtime compensation); divided by

(ii)12, for computations of monthly Base Salary, or 52, for computations of weekly Base Salary.

2.3    “Beneficiary” means the first surviving person of the following: (i) surviving spouse, (ii) the lineal descendants per stirpes, (iii) parents in equal shares, (iv) brother and sisters in equal shares, or (v) executor or administrator of his estate.

2.4    “Casual Employee” means an employee hired to supplement the work force during temporary periods or on an intermittent basis, usually due to unusual or emergency workload.

2.5     “Company” means Dell Inc., any successor entity that adopts the Plan, or any subsidiary or affiliate of the Company, which is designated by the Administrator as having adopted the Plan.

2.6    “Comparable Job” means a job with the Company where (i) the Base Salary to be paid by the Company is not materially reduced from the Base Salary previously paid by the Company to such executive; (ii) the grade level offered is not less than the grade level the executive held immediately prior to the date the executive was offered the job; and (iii) the executive’s principal place of work is not changed on or before the first date of employment in the new job to a location that is a material distance (but not less than fifty (50) miles) from the executive’s principal place of work immediately prior to the date the executive was offered the job, without the prior consent of the executive.

2.7    “Effective Date” means January 1, 2010. The effective date of this amendment and restatement is July 14, 2010.

2.8    “Eligible Executive” means an individual who is classified as an Executive Employee and:

(i)who is designated by the Administrator, in its sole and absolute discretion, as having experienced a Qualifying Termination;

(ii)who is notified in writing by the Company or its duly authorized representative that his or her employment with the Company will be terminated as part of a Qualifying Termination; and

(iii)who was previously employed by the Company to perform services for the Company in a capacity of a regular employee of the Company; and

(iv)whose employment with the Company was in fact terminated as a result of such Qualifying Termination.

The term “Eligible Executive” shall not include: (i) an Independent Contractor; (ii) a Casual Employee; or (iii) a Temporary Employee.

2.9    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.10    “Executive Employee” means an employee of the Company who is designated as having a status of Director (grade level D3) or Vice President (grade level E1 or higher).

2.11    “Independent Contractor” means a person the Company engaged to perform services with the intention that those services would be performed in a capacity other than that of a common law employee, regardless of whether or not the actual facts and circumstances under which such person actually renders services to the Company could be construed to establish that the person was or could be considered for any purpose to be a common law employee.

2.12     “Plan” means the Dell Inc. Severance Pay Plan For Executive Employees, as set forth herein, as may be amended from time to time.

2.13    “Qualifying Termination” means the termination of employment of a Severance Benefit Employee due to Workforce Reduction.

2.14    “Separation Agreement and Release” means the agreement that an Eligible Executive must execute prior to receiving any benefits under the Plan. The Administrator will provide a copy of the Separation Agreement and Release to the Eligible Executive when he or she is designated as a Severance Benefit Employee under the Plan.

2.15    “Separation Date” means the date designated by the Administrator on which the Eligible Executive’s employment is terminated.

2.16    “Severance Benefit Employee” means an Executive Employee who:

(i)is designated by the Administrator, in its sole discretion, as a Severance Benefit Employee;

(ii)continued to perform all of his or her job responsibilities, in a manner acceptable to the Company, through his or her Separation Date;

(iii)ceased to be an employee of the Company on his or her Separation Date solely as a result of the Qualifying Termination;

(iv)did not, at any time subsequent to the Company’s decision to terminate the employee receive an offer for continued employment in a Comparable Job;

(v)did not, at any time subsequent to the Company’s decision to terminate the employee, receive an offer for employment in a Similar Job, which was in any way arranged for or facilitated by the Company;

(vi)prior to the date of the Company’s notification of the termination of employment, did not voluntarily terminate employment or notify the Company of his intention or election to do so at some future date by resignation, failure to appear for work, retirement, or otherwise;

(vii)did not make any statements or engage in any actions that directly or indirectly defamed, disparaged, or detracted from the Company’s reputation; damage or destroy any of the Company’s property; or otherwise injure or damage the Company; and

(viii)maintained the confidentiality of any and all confidential or proprietary information of the Company at all times during his employment with the Company.

2.17    “Severance Benefits” means the benefits, if any, provided under Article III to a Severance Benefit Executive.

2.18     “Similar Job” mean a job with a new employer where (i) the compensation offered by the new employer to the executive is not materially less than the Base Salary previously paid by the Company to the executive; (ii) the general nature of the executive’s anticipated duties for the new employer are similar to the general nature of the duties the executive performed by the Company; (iii) the executive’s principal place of work is not changed by the new employer on or before the first day of employment with the new employer to any location that is a material distance (but not less than fifty (50) miles) from the executive’s principal place of work on the date prior to the date the executive was offered the job, without the prior consent of the executive.

2.19    “Temporary Employee” means a person that the Company contracted with through a temporary service, agency, employee leasing company, staffing company, or a person individually who supplements the work force as a temporary employee, or is otherwise hired to perform services for the Company other than as an employee.

2.20    “Workforce Reduction” means the reduction of the Company’s workforce as part of a designated cost reduction program.

ARTICLE III
SEVERANCE BENEFITS

3.1    Cash Severance Benefits. A Severance Benefit Employee shall receive a cash Severance Benefit equal to the greater of (i) the amount listed on the applicable Exhibit A to this Plan, or (ii) if applicable, the cash severance benefit amount listed in any separate written agreement between the Eligible Executive and the Company.

3.2    Form of Payment. Unless otherwise provided in a Separation Agreement and Release, the cash severance benefit shall be paid in a single lump sum payment within thirty (30) business days after Dell receives the executed Severance Agreement and Release; provided, however, that all such amounts shall be paid not later than March 15th of the calendar year immediately following the calendar year during which an Eligible Executive’s Separation Date occurs. In the event that an Eligible Executive’s Separation Agreement and Release provides that payments shall be made in installments, such payments shall be structured in a manner that causes the payments to not be subject to Code Section 409A. Payments under the Plan shall be delivered in the form of a check or, at the Company’s discretion, through any other payment delivery method used to make payroll payments to an Eligible Executive.

3.3    Additional Severance Benefits. A Severance Benefit Employee shall receive such other severance benefits as are listed in Exhibit A.

3.4    Benefits Are Not Salary. Any Severance Benefits paid under the Plan are not considered as salary for any employee benefit plan purposes. The number of weeks of Severance Benefits provided to a Severance Benefit Employee shall not be considered in calculating his entitlement, if any, to vacation, sick leave, bonus, incentive salary, retirement or other benefits except as is specifically provided in the Company’s other employee benefit plans.

3.5    Re-employment. Any Eligible Executive who received a Severance Benefit under the Plan will not have any right to be re-employed by the Company. If an Eligible Executive is re-employed by the Company within twelve (12) months from the date of his or her Separation Date, such Eligible Executive may, as a condition of reemployment, be required to repay to the Company a portion of his or her Severance Benefits.

ARTICLE IV
DEDUCTIONS & FORFEITURES

4.1    Deductions. To the extent permissible under federal or state law, the following items and amounts will be deducted from the amount of Severance Benefits otherwise payable to an Eligible Executive under the Plan:

(i)Any salary or other payments that the Eligible Executive receives (or may be entitled to receive) on termination of employment pursuant to any rights or entitlements that the Eligible Executive possesses or asserts pursuant to a written or oral employment agreement with the Company or any successor thereto, regardless of whether the term of such agreement is expired or unexpired as of the Eligible Executive’s Separation Date;

(ii)Any amounts that an Eligible Executive owes to the Company;

(iii)Any severance pay or other wage replacement benefits payable or previously paid to the Eligible Executive or his beneficiary from this Plan or any other plan or program maintained by the Company (other than any benefits payable from any pension, profit sharing, or stock bonus plan);

(iv)Any amount of garnished earnings which would have been withheld from the Eligible Executive’s pay, if the Company has been garnishing the Eligible Executive’s earnings pursuant to an order of garnishment, child support or tax lien;

(v)The Company shall have the authority to withhold or to cause to have withheld applicable taxes from any payments under or in accordance with the Plan to the extent required by law.

4.2    Forfeitures. An Eligible Executive shall forfeit any and all rights to Severance Benefits under the Plan, and shall be obligated to repay any such benefits previously paid under the Plan, if the Administrator, in its sole discretion, determines that the Eligible Executive:

(i)does not timely submit, and the Administrator does not actually receive, a valid and fully enforceable Separation Agreement and Release from the Eligible Executive;

(ii)fails or has failed to fulfill any requirement of the Plan or otherwise violates any of the terms and conditions of either the Plan or the Separation Agreement and Release;

(iii)prior to his Separation Date or thereafter makes any statements or engages in any actions that directly or indirectly defame, disparage, or detract from the Company’ s reputation, damage or destroy any of Company’s property, otherwise injure or damage the Company, or discloses any confidential or proprietary information regarding the Company;

(iv)subsequently revokes or otherwise takes action to set aside, avoid, or violate the Separation Agreement and Release or the Plan’s terms.

By accepting any benefits under the Plan’s terms, an Eligible Executive shall be deemed to have agreed to adhere to all terms of the Plan. The Eligible Executive also shall be deemed to agree that the Eligible Executive will repay any benefits that the Administrator determines he has received from the Plan in excess of the amount provided under the Plan. Additionally, the Eligible Executive must repay all Severance Benefits that the Eligible Executive is paid or receives if the Eligible Executive asserts that he is or may be entitled to receive compensation or other payments on termination of employment pursuant to any rights or entitlements that he possesses or asserts pursuant to a written or oral employment agreement with Dell or any successor thereto, regardless of whether the term of such agreement is expired or unexpired as of his Separation Date.

ARTICLE V
REQUIREMENT FOR RECEIPT OF SEVERANCE BENEFITS

In order to receive payment of any Severance Benefits under the Plan, the Eligible Executive must comply with all requirements of this Section V.

5.1    Execution of Separation Agreement and Release. In order for an Eligible Executive to receive his Severance Benefit, the Eligible Executive must first execute the Separation Agreement and Release within the particular time period specified in the Separation Agreement and Release, which shall be no later than forty-five (45) days following the Eligible Executive’s receipt of the Separation Agreement and Release or such earlier date as required by the Separation Agreement and Release (such deadline, the “Release Deadline”). The executed Separation Agreement and Release must actually be received by the Administrator, or its duly authorized representative, at the address specified by the Administrator, within seven (7) days after the Release Deadline to be considered timely. Notwithstanding the preceding, if the Eligible Executive does not properly execute the Separation Agreement and Release by the applicable deadline, or revokes an executed Separation Agreement and Release, the Eligible Executive will receive only those benefits required by applicable law. If the Eligible Executive’s Severance Date and the Release Deadline fall in two separate taxable years, any payments required to be made to Eligible Executive that are treated as nonqualified deferred compensation for purposes of Code Section 409A shall be made in the later taxable year.

5.2    Right to Recovery. The Company shall have the right to recover any payment made to an Eligible Executive in excess of the amount to which the Eligible Executive is entitled to under the terms of the Plan. Such recovery may be from the Eligible Executive, the Beneficiary, or any insurer or other organization or entity thereby enriched. In the event such repayment is not made by the Eligible Executive, such repayment shall be made either by (i) reducing or suspending any future payments hereunder to the Eligible Executive, or (ii) requiring an assignment of a portion of the Eligible Executive’s earnings, until the amount of such excess payments are fully recovered. The Company shall also have the right to recover any payment made to an Eligible Executive under the Plan if he later asserts to be entitled to compensation or other payments on termination of employment pursuant to any rights or entitlements that he possesses or asserts pursuant to a written or oral employment agreement with the Company or any successor thereto, regardless of whether the term of such agreement is expired or unexpired as of his Separation Date.

5.3    Payment of Severance Benefits. Severance Benefits provided under the Plan shall be paid to the Eligible Executive within the timeframe provided for in Section 3.2, but no earlier than the day following the expiration of the revocation period outlined in the Separation Agreement and Release, if applicable, assuming such Separation Agreement and Release has not been revoked. If the Eligible Executive is, in the opinion of the Administrator, not competent to affect a valid release for payment of any benefit due him under the Plan and if no request for payment has been received by the Administrator from a duly appointed guardian or other legally appointed representative of the Eligible Executive, the Company may make direct payment to the individual or institution appearing to the Administrator to have assumed custody or the principal support of the Eligible Executive. If the Eligible Executive dies before receipt of his Severance Benefits to which he is entitled under the Plan, such benefits shall be paid to the Eligible Executive’s Beneficiary, if not otherwise required by law.

5.4    Acceptance of Severance Benefit. By accepting any Severance Benefits from the Plan, the Eligible Executive shall be deemed to have agreed to adhere to all terms of the Plan.

ARTICLE VI
CLAIMS AND APPEAL PROCEDURES

6.1    Claims Procedures. Severance Benefits under the Plan will be automatically paid to an Eligible Executive who qualifies for such benefits, and signs and does not revoke the Separation Agreement and Release. An Eligible Executive who believes he or she is entitled to Severance Benefits under this Plan and has not been provided such benefits must file a written claim for such benefits with the Administrator. The Administrator shall render a written decision concerning the claim not later than ninety (90) days after its receipt, unless special circumstances require an extension of time for processing the claim, in which case a decision will be rendered not later than one hundred twenty (120) days after receipt of the claim. Written notice of the extension will be furnished to the Eligible Executive prior to the expiration of the initial ninety (90)-day period and will indicate (i) the special circumstances requiring an extension of time for processing the claim, and (ii) the date the Administrator expects to render its decision. For purposes of this Section 6.1, any payment of Severance Benefits under this Plan shall be treated as the issuance of a written decision by the Administrator to approve the claim for benefits.

If the claim is denied, in whole or in part, such decision shall include (i) the specific reasons for the denial; (ii) a reference to the Plan provision(s) constituting the basis of the denial; (iii) a description of any additional material or information necessary for the Eligible Executive to perfect his claim; (iv) an explanation as to why such additional material or information is necessary; and (v) a description of how the claim review procedure is administered. If the notice of denial is not furnished in accordance with the above procedure the claim shall be deemed denied and the Eligible Executive is then permitted to appeal the decision.

6.2    Appeal Procedure. If the Eligible Executive’s claim is denied, in whole or in part, he then has sixty (60) days to appeal the decision. An appeal must be submitted in writing to the Administrator. The Eligible Executive may also submit a written request to review copies of the pertinent Plan documents in connection with his appeal. The Administrator will review the appeal and determine if a meeting with the Eligible Executive is necessary to reach a decision. If the Administrator determines a meeting is necessary, the Eligible Executive must submit a written “statement of position” containing all pertinent details of the appeal and the supporting reasons, as well as any questions the Eligible Executive may have regarding the appeal. The statement of position must be received by the Administrator at least fourteen (14) days before the scheduled meeting. If the statement of position is not received in a timely manner, the Administrator may cancel the meeting. No action may be brought for Severance Benefits provided under the Plan or any amendment or modification thereof, or to enforce any right thereunder, until a claim has been submitted and the appeal rights under the Plan have been exhausted.

ARTICLE VII
PLAN ADMINISTRATION

7.1    In General The general administration of the Plan and the duty to carry out its provisions shall be vested in the Administrator, which shall be the named fiduciary of the Plan for purposes of ERISA. The Administrator shall administer the Plan and any Severance Benefits provided under the Plan. The Administrator may, in its discretion, secure the services of other parties, including agents and/or employees to carry out the day‑to‑day functions necessary to an efficient operation of the Plan. The Administrator shall have the exclusive, discretionary right to interpret the terms of the Plan, to determine eligibility for coverage and benefits, and to make such other determinations and to exercise such other powers and responsibilities as shall be provided for in the Plan or shall be necessary or helpful with respect thereto and its good faith interpretations and decisions shall be binding and conclusive upon all persons.

7.2    Reimbursement and Compensation. The Administrator shall receive no compensation for its services as Administrator, but it shall be entitled to reimbursement for all sums reasonably and necessarily expended by it in the performance of such duties.

7.3    Rulemaking Powers. The Administrator shall have the discretionary power to make reasonable rules and regulations required in the administration of the Plan; make all determinations necessary for the Plan’s administration, except those determinations which the Plan requires others to make; construe and interpret the Plan wherever necessary to carry out its intent and purpose and to facilitate its administration. The Administrator shall have the exclusive right to determine, in its discretion, eligibility for coverage and benefits under the Plan and waive any requirements under the Plan’s terms, and the Administrator’s good faith interpretation of the Plan shall be binding and conclusive on all persons. Any dispute as to eligibility, type, amount, or duration of benefits under the Plan or any amendment or modification thereof shall be resolved by the Administrator under and pursuant to the Plan, in its sole and absolute discretion, and its decision of the dispute shall be binding and final on all parties to the dispute. In the exercise of such discretionary powers, the Administrator shall treat all similarly situated Eligible Executives uniformly and equitably under the Plan. The Administrator will be the named fiduciary for purposes of Section 402(a)(1) of ERISA with respect to all duties and powers assigned to the Administrator hereunder and will be responsible for complying with all reporting and disclosure requirements of Part I of Subtitle B of Title I of ERISA.

7.4    Indemnification. To the extent permitted by law, the Company shall indemnify any persons acting on its behalf in fulfilling its duties as Administrator against any and all claims, losses, damages, expenses, or liabilities arising from its responsibilities in connection with the Plan, unless the same is deemed to be due to gross negligence or intentional misconduct or such indemnification is prohibited by ERISA.

7.5    Governmental Compliance. The Administrator shall prepare, or cause to be prepared and distributed to Eligible Executives or their Beneficiaries, and filed with appropriate governmental agencies, such reports, disclosures, and forms as are required by said governmental agencies, if any, and shall retain all such reports, disclosures and forms in the Administrator’s files.

ARTICLE VIII
MISCELLANEOUS

8.1    Amendment and Termination. The Company, acting through its chief executive officer or such other person or committee appointed by its board of directors, reserves the right to amend or terminate the Plan at any time it may deem advisable without the consent of any person or entity. Severance Benefits payable to an Eligible Executive or his Beneficiary under the Plan prior to the amendment or termination of the Plan shall continue to be due and payable under the Plan. Any amendment or termination shall be effective when adopted in a written instrument, and all Eligible Executives and their Beneficiaries and other persons shall be bound thereby. If the Plan is amended to improve benefits, the amendment will only apply to Eligible Executives who terminate employment after the effective date of the amendment, unless the amendment specifies that it also applies to employment terminations occurring before the effective date of the amendment. If the Plan is terminated, employment terminations that occur after the effective date of the termination of the Plan will not be covered by the Plan.

8.2    Limitation of Rights. Neither the establishment of the Plan nor any amendment thereof, nor the payment of any benefits, will be construed as giving to any Eligible Executive, or other person, any legal or equitable right against the Company, or any person acting on behalf of the Company. Likewise, nothing appearing in or completed pursuant to the Plan shall be held or construed to create a contract of employment with any Eligible Executive, to continue the current employment status, or to modify his or her terms of employment in any way; nor shall any provision hereof restrict the right of the Company to discharge any of its employees or restrict the right of any such employee to terminate his employment with the Company.

8.3    Governing Law. The Plan shall be governed and construed in accordance with ERISA and any other applicable federal law and, to the extent not preempted by federal law, the laws of the State of Texas. Except as otherwise mandated by federal law, exclusive jurisdiction over all disputes and actions arising under, or directly or indirectly relating to the Plan, shall be in Austin, Texas.

8.4    Funding and Source of Severance Benefits Payments. Any Severance Benefits payable under the Plan shall be paid from the general assets of the Company.

8.5    Successor Employer. In the event of a merger, consolidation, dissolution, or reorganization of the Company or transfer of all or substantially all of its assets to any other corporation, partnership or association, a provision may be made by such successor corporation, partnership or association, at its election, for the continuation of the Plan created hereunder by such successor entity. Such successor shall, upon its election to continue the Plan, be substituted in place of the Company by an instrument duly authorizing such substitution.

8.6    Severability. If any provision of the Plan is held invalid or unenforceable, its validity or unenforceability shall not affect any other provisions of the Plan, and the Plan shall be construed and enforced as if such provision had not been included herein.

8.7    Captions. The captions contained herein are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge or describe the scope or intent of the Plan, nor in any way shall affect the Plan or the construction of any provision thereof.

8.8    Gender and Numbers. Terms used in the masculine shall also include the feminine and be neutral where appropriate. Terms in the singular shall include the plural where appropriate, and vices versa.

8.9    Non-transferability. No benefit, right or interest of any Eligible Executive hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, seizure, attachment or legal, equitable or other process or be liable for, or subject to, the debts, liabilities or other obligations of such persons, except as otherwise required by law.

8.10    Limitations. No action may be brought for benefits provided by this Plan or any amendment or modification thereof, or to enforce any right thereunder, until after the claim has been submitted to and determined by the Administrator, and thereafter the only action which may be brought is one to enforce the decision of the Administrator. Any legal action must commence within twelve (12) calendar months immediately following the date of such Administrator's decision made pursuant to Section 6.2 above.

8.11    Information Requested. The Eligible Executive or other persons shall provide the Company, the Administrator, or their authorized representatives with such information and evidence, and shall sign such documents, as may reasonably be requested from time to time for the purpose of administration of the Plan.

8.12    Mistaken Payments. Any amounts paid to an Eligible Executive or other person in excess of the amount to which he is entitled hereunder shall be repaid by the Eligible Executive or other person promptly following the sooner of: receipt by the Eligible Executive or other person of a notice of such excess payments or when such person has knowledge of the excess payments. In the event such repayment is not made by the Eligible Executive or other person, such repayment shall be made, at the discretion of the Administrator, either by reducing or suspending future payments hereunder to the Eligible Executive or other person, or by requiring an assignment of a portion of the Eligible Executive or other person's earnings, until the amount of such excess payments are recovered by the Administrator.

8.13    Integration with WARN Act. To the extent that any federal, state or local law, including, without limitation, any so-called “plant closing” laws, requires the Company to give advanced notice or make payment of any kind of to an Eligible Executive because of his or her involuntary termination due to a layoff, reduction in force, plant or facility closing, sale of business, change of control or any other similar event or reason, the Severance Benefits provided under this Plan may either be reduced or eliminated. The benefits provided under this Plan are intended to satisfy any and all statutory obligations that may arise out of any Eligible Executive’s involuntary termination for any of the foregoing reasons, and the Administrator shall construe and implement the terms of this Plan in its sole discretion. Included in the scope of the foregoing, (i) if an Eligible Executive receives notice from the Company pursuant to the Workers Adjustment and Retraining Notification (WARN) Act, and remains employed during the WARN notice period, then the Severance Benefits payable to the Eligible Executive may be reduced by the pay and benefits received by such Eligible Executive during the WARN notice period, and (ii) if an Eligible

Executive receives notice from the Company pursuant to the Workers Adjustment and Retraining Notification (WARN) Act, and does not remain employed during some or all of the WARN notice period, then the Severance Benefits payable to the Eligible Executive shall be reduced any amount the Company is required to pay to such Eligible Executive as compensation for its failure to provide timely notice under the WARN Act. An Eligible Executive shall not be required to sign a Severance Agreement and Release solely with respect to the portion of any payment under this Plan which must be paid pursuant to the Workers Adjustment and Retraining Notification (WARN) Act or any other comparable law.

8.14    Section 409A Limitation. Each payment of Severance Benefits, including any outplacement benefits or continued medical benefits, shall be treated as a separate payment for purposes of the short-term deferral rules under Treasury Regulation Section 1.409A-1(b)(4)(i)(F), the exemption for involuntary terminations under separation pay plans under Treasury Regulation Section 1.409A-1(b)(9)(iii), the exemption for medical expense reimbursements under Treasury Regulation Section 1.409A-1(b)(9)(v)(B) and the exemption for in-kind benefits under Treasury Regulation Section 1.409A-1(b)(9)(v)(C). No amount shall be payable under this Plan unless such amount (i) is paid on or before March 15th day of the calendar year immediately following the applicable Separation Date, or (ii) is paid on or before the last day of the second calendar year following the year during which an Eligible Executive’s Separation Date occurred and is includable in a group of payments which does not exceed the lesser of two times the Eligible Executive’s annual Base Salary in the year prior to the year during which the Separation Date occurred or two times the limit under Code Section 401(a)(17) as then in effect.

8.15    Entire Document. THE BENEFITS DESCRIBED IN THE PLAN ARE INTENDED TO BE THE ENTIRE BENEFITS PAYABLE TO AN ELIGIBLE EXECUTIVE WHOSE EMPLOYMENT IS TERMINATED SOLELY AS A RESULT OF A QUALIFYING TERMINATION, OTHER THAN BENEFITS PROVIDED BY ANOTHER EMPLOYEE BENEFIT PLAN OF THE COMPANY. BY ELECTING TO PARTICIPATE IN THE PLAN AND SIGNING THE SEPARATION AGREEMENT AND RELEASE ON THE FORM PROVIDED TO THE ELIGIBLE EXECUTIVE BY THE COMPANY, THE ELIGIBLE EXECUTIVE WAIVES HIS RIGHT TO BENEFITS UNDER ANY AND ALL PRIOR SEVERANCE AGREEMENTS, UNDERSTANDINGS, EMPLOYMENT OR OTHER AGREEMENTS, DESCRIPTIONS OR ARRANGEMENTS.

[Signature Page Attached]

IN WITNESS WHEREOF, the Company has caused the Plan to be executed in its name and on its behalf amended and restated effective as of July 14, 2010, by a duly authorized officer.

Dell Inc.

By:

Its:

Exhibit A

DESCRIPTION OF SEVERANCE BENEFITS

(Attached)

Schedule A-1
Standard Severance Benefits
(Individuals Described in Any Other Schedule to Exhibit A Excluded)
This Schedule A-1 to Exhibit A to the Dell Inc. Severance Pay Plan for Executive Employees lists the Severance Benefits provided to Severance Benefit Employees under the Plan’s terms; provided that the benefits described in Sections 3 and 4 shall not apply to any Executive Employee who is classified as a "Covered Employee" for purposes of Section 162(m)(3) of the Code. Individuals eligible to receive benefits under any other Schedule to Exhibit A shall not be eligible to receive benefits under this Schedule A-1.

1.
Severance Pay. If an Eligible Executive signs and does not revoke a Separation Agreement and Release, he or she will be eligible to receive Severance Pay in the amount of (i) six months of Base Salary, plus (ii) an additional one week of Base Salary for each whole year of service with the Company, calculated from the Eligible Executive’s service date to the scheduled Separation Date, with a one week minimum. This payment will not include 401(k) or any other benefits related deductions. However, all applicable taxes will be withheld.

If an Eligible Executive does not sign the Separation Agreement and Release, or if the Eligible Executive revokes a signed Separation Agreement and Release, the only benefits payable hereunder shall be such amounts as are required by applicable law.

2.
COBRA Benefits Payment Coverage. If an Eligible Executive signs and does not revoke a Separation Agreement and Release, and he or she enrolls in COBRA coverage, the Company will pay the first six (6) months of the Eligible Executive’s COBRA premiums. If the Eligible Executive is eligible to participate in the Dell Inc. Retiree Medical Plan and enrolls in such plan, then the Company will instead pay the first six (6) months of the Eligible Executive’s Retiree Medical Plan premiums.

If an Eligible Executive does not sign the Separation Agreement and Release, or if the Eligible Executive revokes a signed Separation Agreement and Release, the only COBRA benefits or Retiree Medical Plan benefits payable hereunder shall be those benefits required by applicable law.

3.
Short-Term Incentive Plan Payments. If an Eligible Executive signs and does not revoke a Separation Agreement and Release, and such Eligible Executive is participating in the Incentive Bonus Plan (IBP) on his or her Separation Date, the Eligible Executive will receive an additional severance benefit equal to a prorated award payout. This payout amount will be calculated using:

•	A payout modifier of 75%.

•	A proration factor based on the number of days in the fiscal year that the Eligible Executive was employed by the Company through his or her Separation Date.

•	The Eligible Executive’s Base Salary on [his or her Separation Date].

•	The plan target for the Eligible Executive’s grade.

•	Assumed corporate performance and individual modifiers of 100%.

Amounts payable under this Section 3 will be paid to the Eligible Executive through direct deposit (if available) within thirty (30) business days after the Administrator’s receipt of the signed Separation Agreement and Release.

If an Eligible Executive does not sign the Separation Agreement and Release, or if the Eligible Executive revokes a signed Separation Agreement and Release, the Eligible Executive will not receive any short-term incentive plan payments.

4.
Long-Term Incentive Plan Payments. If an Eligible Executive signs and does not revoke a Separation Agreement and Release, and such Eligible Executive holds unvested long-term incentive grants which are due to vest within 90 days following his or her Separation Date, such Eligible Executive will receive an additional severance benefit equal to a prorated portion of the value of such grants. This payout amount will be calculated using the following calculation formula as applicable:

•
Stock Options: 75% TIMES number of options due to vest within ninety (90) days after separation TIMES (Dell average closing price for the week prior to the week of separation MINUS option exercise price). If this value is negative, it will be excluded from the payment calculation.

•
Restricted (and Performance Based) Stock Units: 75% TIMES number of units due to vest within 90 days after separation TIMES Dell average closing price for the week prior to the week of the Eligible Executive’s Separation Date.

•	Long-Term Cash: 75% TIMES value of cash due to vest within 90 days after the Eligible Executive’s Separation Date.

Amounts payable under this Section 4 will be paid to the Eligible Executive through direct deposit (if available) within thirty (30) business days after the Administrator’s receipt of the signed Separation Agreement and Release.

If an Eligible Executive does not sign the Separation Agreement and Release, or if the Eligible Executive revokes a signed Separation Agreement and Release, the Eligible Executive will not receive any long-term incentive plan payments.

NOTE: The terms and conditions of an Eligible Executive’s Long-Term Incentive award agreements remain in full force and effect following the termination of his or her employment. An Eligible Executive’s agreements may require the Eligible Executive to return shares of stock, share value, option proceeds, or cash award payments if he or she engages in certain conduct detrimental to the company after the Eligible Executive’s termination of employment.

5.    Outplacement Benefits. If an Eligible Executive signs and does not revoke a Separation Agreement and Release, such Eligible Executive will receive six (6) months of executive outplacement services, provided the Eligible Executive commences use of such benefits within sixty (60) days following his or her Separation Date.

If an Eligible Executive does not sign the Separation Agreement and Release, or if the Eligible Executive revokes a signed Separation Agreement and Release, the Eligible Executive will not receive any outplacement benefits.